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                                                     '33 Act File No. 333-106908
                                                      '40 Act File No. 811-21398
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-6

           REGISTRATION UNDER THE SECURITIES ACT OF 1933                    |X|

                    PRE-EFFECTIVE AMENDMENT NO. 2                           |X|

                    POST-EFFECTIVE AMENDMENT NO. __                         |_|

                                     and/or

                   REGISTRATION STATEMENT UNDER THE INVESTMENT
                            COMPANY ACT OF 1940                             |X|

                    AMENDMENT NO. __                                        |_|
                        (Check appropriate box or boxes.)

                        NATIONWIDE VLI SEPARATE ACCOUNT-6
                           (Exact Name of Registrant)
                        NATIONWIDE LIFE INSURANCE COMPANY
                               (Name of Depositor)

                              ONE NATIONWIDE PLAZA
                              COLUMBUS, OHIO 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111


         PATRICIA R. HATLER, ESQ.               With Copies To:
         SECRETARY                              JOHN S. (SCOTT) KREIGHBAUM, ESQ.
         ONE NATIONWIDE PLAZA                   MICHAEL R. MOSER, ESQ.
         COLUMBUS, OHIO 43215-2220              ONE NATIONWIDE PLAZA, 1-09-V3
    (Name and Address of Agent for Service)     COLUMBUS, OHIO 43215-2220

         Approximate Date of Proposed Public Offering: OCTOBER 21, 2003

DELAYING AMENDMENT: THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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                                EXPLANATORY NOTE

This Pre-Effective Amendment No. 2 is for the purpose of correcting the date of the Auditors' Consent (Exhibit n) as filed by the registrant in Pre-Effective Amendment No. 1 on October 8, 2003.

                                     Part A

Part A has been filed with Pre-Effective Amendment No. 1 on October 8, 2003 and is incorporated herein by reference.

                                     Part B

Part B has been filed with Pre-Effective Amendment No. 1 on October 8, 2003 and is incorporated herein by reference.

                                     Part C

Part C has been filed with Pre-Effective Amendment No. 1 on October 8, 2003 and is incorporated herein by reference.


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                                   SIGNATURES

As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VLI SEPARATE ACCOUNT-6, certifies that it has caused this Pre-Effective Amendment to be signed on its behalf in the City of Columbus, and State of Ohio, on this 20th day of October, 2003.

                                    NATIONWIDE VLI SEPARATE ACCOUNT-6
                                    --------------------------------------------
                                    --------------------------------------------
                                    (Registrant)

                                    NATIONWIDE LIFE INSURANCE COMPANY
                                    --------------------------------------------
                                    --------------------------------------------
                                    (Depositor)

                                    By: /s/ STEVEN SAVINI, ESQ.
                                    --------------------------------------------
                                    --------------------------------------------
                                    Steven Savini, Esq.

As required by the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on this 20th day of October, 2003.

Signature                                TITLE

/s/ W. G. JURGENSEN                      DIRECTOR AND CHIEF EXECUTIVE OFFICER
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W. G. Jurgensen
/s/ JOSEPH J. GASPER                     DIRECTOR AND PRESIDENT AND
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Joseph J. Gasper                         CHIEF OPERATING OFFICER
/s/ Joseph A. Alutto                     DIRECTOR
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Joseph A. Alutto
/s/ James G. Brocksmith, Jr.             DIRECTOR
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James G. Brocksmith, Jr.
/s/ Henry S. Holloway                    DIRECTOR
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Henry S. Holloway
/s/ Lydia M. Marshall                    DIRECTOR
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Lydia M. Marshall
/s/ Donald L. McWhorter                  DIRECTOR
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Donald L. McWhorter
/s/ David O. Miller                      DIRECTOR              /s/ STEVEN SAVINI
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David O. Miller                                              Steven Savini, Esq.
/s/ James F. Patterson                   DIRECTOR               Attorney-in-Fact
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James F. Patterson
/s/ Gerald D. Prothro                    DIRECTOR
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Gerald D. Prothro
/s/ Arden L. Shisler                     DIRECTOR
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Arden L. Shisler
/s/ Alex Shumate                         DIRECTOR
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Alex Shumate